Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Genius Group Limited Amendment No. 1 to Form F-1 of our report dated July 3, 2021, with respect to our audits of the consolidated financial statements of Genius Group Limited and Subsidiaries as of December 31, 2020 and 2019 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

August 30, 2021